EXHIBIT 10.2

LEASE AGREEMENT AND OPTION TO PURCHASE

THIS LEASE AGREEMENT AND PURCHASE OPTION (this “Lease”), is made and entered into effective as of the 1st day of September, 2023 (the “Effective Date”), by and between THE LARRY A. LAFOREST REVOCABLE TRUST OF 1997, whose address is 607 Red Fox Farm Rd., Young Harris, GA 30582 (“Landlord”), and MICRO ENGINEERING, INC., a Florida corporation, whose address is 401 Roger Williams Rd., Apopka, FL 32703 (“Tenant”).

WITNESSETH:

WHEREAS, Landlord is the owner of certain real property located at 401 Roger Williams Rd., Apopka, FL 32703, in Orange County, Florida (the “Property”), as described more fully on Exhibit A;

WHEREAS, as of the Effective Date, Tenant occupies the Premises (as hereinafter defined) pursuant to one or more existing agreements between Landlord and Tenant (“Existing Agreements”);

WHEREAS, Landlord and Tenant desire to replace all Existing Agreements pertaining to the Premises between Landlord and Tenant with this Lease; and

WHEREAS, as of the Effective Date, Landlord shall continue to lease the Premises to Tenant, and Tenant shall continue to lease the Premises from Landlord, upon the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, and representations of the parties hereinafter set forth, the sufficiency of which is hereby acknowledged, Landlord and Tenant hereby covenant, warrant and agree as follows:

1. Demise of Premises.

Landlord hereby leases to Tenant and Tenant leases from Landlord, for the period of time and in consideration of the payment of rental and in consideration of the other terms, conditions, covenants, representations and warranties set forth in this Lease, the Property, inclusive of all buildings and improvements thereon (the “Premises”). Tenant’s use of the Premises shall be subject to all zoning ordinances, rules and regulations promulgated by any governmental agencies, boards or subdivisions now or hereafter in effect.

2. Condition of Premises; Tenant Improvements.

(a) If Tenant desires to construct improvements within the Premises, Tenant shall prepare plans and specifications for the improvements and alterations desired to be installed by Tenant and shall submit them for approval, disapproval, or comment by Landlord. The proposed improvements and alterations, as approved by Landlord and as constructed by Tenant, shall be referred to herein as the “Tenant Improvements”. Landlord shall specifically indicate in writing upon the approved submissions for the Tenant Improvements which of the improvements, if any, shall be permitted to remain within the Premises upon expiration of the Term.

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(b) Upon approval by Landlord of the proposed Tenant Improvements and submission by Tenant to Landlord of evidence of the insurance coverage as herein required, Tenant may commence construction of the Tenant Improvements, using only contractors and subcontractors approved by Landlord. Tenant shall procure all necessary permits, licenses, and government approvals for the Tenant Improvements and shall perform its construction in accordance with the foregoing and in accordance with all applicable laws, rules, regulations, ordinances, covenants, and restrictions, and in accordance with Tenant’s submissions, as approved by Landlord. Tenant shall cause the construction to be performed in a workmanlike manner and shall store and dispose of construction materials in a location and manner approved by Landlord. Upon commencement of construction of the Tenant Improvements, Tenant shall diligently pursue the construction to completion and issuance of certificate of occupancy by applicable governmental entities. Tenant shall not cause or allow the construction to cause injury, damage or disruption to persons or property, and Tenant shall indemnify and hold harmless Landlord from and against and all any such damage or injury and the consequences thereof except to the extent caused by Landlord. Tenant shall pay all costs and expenses associated with or arising out of the design, permitting, and construction of the Tenant Improvements.

(c) In no event shall Landlord’s approval of proposed construction or alteration or of contractors or subcontractors be deemed a warranty or representation of any kind of nature whatsoever.

(d) Upon completion of the Tenant Improvements, Tenant shall submit to Landlord copies or originals of its contractor’s final affidavit and final and unconditional lien waivers from all persons or entities providing labor or materials in connection with the design, permitting and construction of the Tenant Improvements, together with any additional evidence requested by Landlord evidencing lien-free completion of the Tenant Improvements in a workmanlike manner.

(e) If Tenant makes any alterations, improvements or renovations during the Term, Tenant shall make such changes in accordance with all applicable laws, rules, regulations and ordinances, including but not limited to local building codes and health codes and the Americans With Disabilities Act of 1990 (42 U.S.C. 12101 et seq.). Tenant shall defend, indemnify and hold Landlord harmless from and against any and all damages, penalties, fines, fees and other consequences arising out of the failure or alleged failure of Tenant to comply with such laws, rules, regulations or ordinances.

(f) The taking of possession of the Premises by Tenant shall be conclusive evidence that Tenant accepts the Premises “as is” and that the Premises were in good and satisfactory condition when possession was acquired by Tenant. Tenant acknowledges that, except as otherwise specifically provided in this Section: (i) no representations as to the condition of the Premises have been made by Landlord or Landlord’s agents; (ii) no obligation to repair, add to, or improve the Premises has been assumed by Landlord except as this Lease otherwise expressly provides; (iii) no oral arrangements have been entered into in consideration of making this Lease; and (iv) the Lease contains a full statement of the obligations of both parties hereto.

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(g) When this Lease calls for the approval, consent or other action by Landlord or Tenant, such approval, consent or other action shall be given, denied or taken, as the case may be, in a reasonable manner and not arbitrarily.

3. Term.

(a) Subject to Tenant’s extension options herein set forth, the term of this Lease (the “Term”) shall be a period commencing upon execution of this Lease and continuing until 12:01 am ET on the date that is thirty-six (36) months after the Commencement Date and any Renewal Periods, as defined below (the “Termination Date”).

(b) Tenant shall have the right, provided that it is not in default of this Lease beyond any applicable notice and cure periods, to renew for the Lease for two successive five year periods (each, a “Renewal Period”). Tenant shall provide any notice of intent to renew pursuant to this Section to Landlord in writing at least 120 days prior to the expiration of the then current term. The provisions of this Lease shall remain in effect following any such renewal, provided that Landlord may increase the Base Rent by the lesser of (i) the rate that has been determined by the Consumer Price Index for the twelve (12) months immediately preceding the commencement of the Renewal Period and (ii) 5% upon the commencement of any Renewal Period. Consumer Price Index as used in this Lease is referred to as ‘Consumer Price Index for All Urban Consumers (CPI-U), US City Average, All Items, 1982-84=100, not seasonally adjusted’ published by the Bureau of Labor Statistics. Department of Labor.

4. Rental, Base Rent, Sales and Use Tax.

(a) Rental. Throughout the Term of this Lease, Tenant shall pay to Landlord, at the times and in the manner herein set forth, Base Rent (as adjusted from time to time in accordance with the terms of this Lease) and Additional Rent (as such term is defined herein), and any and all late charges and other sums required to be paid hereunder, and together with the applicable amount of sales and use taxes payable on any or all of the foregoing amounts, which amounts may be collectively be referred to herein as “Rent”. Whenever used herein, unless the context shall otherwise clearly require, the term “Rent” shall include Base Rent, Additional Rent, any and all other sums due hereunder, and sales and use taxes payable on any such amounts.

(b) Base Rent. For the Initial Term of this Lease, Tenant shall pay to Landlord a basic annual rental (the “Base Rent”) in an amount of $10,650.00 per month. Base Rent shall be due and payable in legal tender of the United States, in advance without notice, demand, deduction or set-off of any kind, commencing on the Commencement Date and continuing on the first (1st) day of each month thereafter. If the Purchase Option (defined below) expires without being exercised, then Base Rent shall be increased to $15,000.00 per month.

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(c) Retroactive Increase in Base Rent. If the Purchase Option expires without being exercised and Base Rent is increased pursuant to this Section, Tenant agrees to pay the differential between the original and increased Base Rent by payment of $4,350.00 per month (in addition to the Base Rent) for each of the six months following the expiration of the Purchase Option, representing the payment of the difference in Base Rent during the Option Period.

(d) Sales and Use Tax. During the Term of this Lease or any extension or renewal thereof, Tenant will pay to Landlord concurrently with the payment of the monthly Rent installment an additional sum equal to the “sales” or “use” tax levied by the State of Florida or any other governmental body by reason of the occupancy of the Premises or due to the payment of Base Rent, Additional Rent or any other sums required to be paid hereunder by Tenant.

5. NNN Lease.

(a) The calculation of Additional Rent includes payment for the following services, amenities and components:

(i) Ad valorem real estate taxes;

(ii) Insurance required to be carried by Landlord with respect to the Building;

(iii) Normal and customary maintenance and incidental repairs to the Premises, except for those elements or components of the Tenant Improvements as to which Landlord did not assume or accept repair or maintenance responsibility, which elements and components shall be repaired at maintained by Tenant at its sole expense.

(b) Additional Rent shall not include the following:

(i) Leasing commissions, advertising expenses, promotional expenses, attorneys’ fees, disbursements, and other costs and expenses incurred in procuring prospective tenants, negotiating and executing leases, and constructing improvements required to prepare for a new tenant’s occupancy;

(ii) Finance and debt service fees; principal and/or interest on debt or amortization payments on any mortgages executed by Landlord covering Landlord’s property, any other indebtedness of Landlord; and rental under any ground lease or lease for the Property;

(iii) Any depreciation allowance or expense, amortization and other non-cash items;

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(iv) Compensation paid to any employee of Landlord above the grade of Property Manager/Building Superintendent including officers and executives of Landlord;

(v) Any tax payable by Landlord other ad valorem real property taxes and assessments which accrue against the Property during the Term;

(vi) Costs and expenses relating to the investigation, removal, remediation, monitoring or encapsulation of asbestos or other hazardous or toxic substances;

(vii) Costs and expenses attributable to correcting defects in the construction of the Property;

(viii) Costs of repairs or maintenance which are covered by warranties and service contracts, to the extent such maintenance and repairs are made at no cost to Landlord;

(ix) Any capital costs other than those that are intended to reduce Additional Rent, which shall be amortized over their useful life at a commercially reasonable rate;

(x) Administrative fees calculated on property or asset management fees.

(c) Landlord shall keep, at its principal office, records relating to the Additional Rent set forth in Section 5(a). Tenant shall have the right to audit said records for the sole purpose of ascertaining the correctness of such Additional Rent. Such audit shall be made within six (6) months subsequent to Tenant’s receipt of its annual reconciliation statement to be provided by Landlord, shall be performed during normal business hours, shall not unreasonably interfere with Landlord’s office operations, shall be performed by Tenant or Tenant’s chief financial officer or accountant, shall not be made more often than once during each calendar year, and, shall be limited to the records for the preceding calendar year. If Tenant desires to audit said records as aforesaid, Tenant shall notify the Landlord no later than ninety (90) days after receipt of Landlord’s annual statement and thirty (30) days in advance of the date on which Tenant proposes to perform such audit, commence said audit within sixty (60) days of said notice, and once the audit has commenced, diligently complete the same. If any such audit shows the amount of the Additional Rent set forth in Section 5(a) charged to the Tenant was overstated, Landlord shall refund any such overcharge. If any such audit shows the amount of Additional Rent set forth in Section 5(a) charged to Tenant was overstated by more than three percent (3%) for any calendar year, Landlord (in addition to refunding any such overcharge) shall pay to the Tenant the reasonable cost of the audit.

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(d) Tenant shall arrange and pay for all utilities and other services and amenities desired by Tenant such as electricity, water, sewer, telephone and internet services. Upon agreement between Landlord and Tenant, Landlord may pay for such utilities and other services and in such case Tenant shall pay all such costs to Landlord as Additional Rent.

(e) If Landlord’s insurance premiums exceed standard rates because the nature of Tenant’s operation and use of the Premises results in extra hazardous exposure (and not caused or contributed to by Landlord), then Tenant shall reimburse Landlord for such increase in premiums promptly upon receipt of invoices from Landlord. Any such increase in premiums shall be considered Additional Rent due from Tenant.

6. Late Charges.

Notwithstanding anything to the contrary contained herein, Tenant, at Landlord’s sole option, shall pay a “late charge” of five percent (5%) of the total amount overdue when any installment of Rent or any other amount due for any reason is received at the Landlord’s address listed herein more than ten (10) days after the due date thereof after notice is provided by Landlord to Tenant in writing. This charge is intended to compensate Landlord for the extra expense and hardship suffered or incurred by it due to the delinquency of such payments and is not intended to be and shall not be considered to be in the nature of interest or a penalty. If any installment of Rent or any other amount due hereunder is not received by Landlord on or before thirty (30) days after the date due, such sums shall begin accruing interest at the highest rate allowed under Florida law from the date due until the date paid. It is Landlord’s intent that no interest in excess of that permitted in the State of Florida may be charged or become payable hereunder. If it is hereafter determined that Landlord has taken or charged interest in excess of that permitted under Florida law, such excess shall be refunded to Tenant or credited against future-accruing sums due to Landlord hereunder, at Landlord’s option.

7. Purchase Option.

(a) Tenant shall have the unconditional and exclusive right and option to purchase the Property on the conditions set forth herein. Such right and option (the “Purchase Option”) may be exercised by Tenant by delivering written notice to Landlord at any time following the Commencement Date but before the date which is six months from the Commencement Date (the “Option Period”). Tenant’s provision of written notice to Landlord of its exercise of this option within the Option Period shall constitute valid exercise even if the sale of the Premises is not consummated within the Option Period. If not exercised this option will terminate automatically upon the expiration of the Purchase Option, as more particularly described in subsection (b) of this Section 7 or upon the earlier termination of this Lease. This Purchase Option is exclusive to Tenant. Landlord will not market or otherwise offer the Premises for purchase to any third party through the expiration of the Purchase Option.

(b) Upon exercise of the Purchase Option, Landlord and Tenant shall in good faith negotiate a purchase agreement for the Property on customary terms and at a price of $1,750,000.00. If after sixty (60) days of good faith negotiation without undue delay by either party, the parties are unable to close on the sale of the Property, then the Purchase Option shall be deemed to expire.

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(c) Upon exercise of the Purchase Option, Tenant may have such additional, supplemental, or updated due diligence studies and reports as it may desire. Landlord shall cooperate with Tenant and the consultants with respect to allowing performance of such studies and investigations.

8. Use.

(a) Tenant shall not permit the Premises or any part thereof to be used for any illegal or improper purpose or for any purpose that will violate any policies of insurance now or hereafter written on or covering the Premises or that will increase the rate of premium therefor unless Tenant shall first obtain Landlord’s written consent, which consent may be withheld in Landlord’s sole discretion. Tenant shall not create, nor shall Tenant allow its employees, agents, licensees, invitees, guests, or any other person to create, any noise, disturbance, or nuisance whatsoever on or about the Premises detrimental to or annoying to other tenants or neighbors.

(b) Intentionally omitted.

(c) During the Term of the Lease, Tenant shall at all times fully comply, and shall cause the Premises to fully comply, with the terms of all recorded covenants encumbering the Premises.

9. Assignment and Subletting.

(a) Unless Landlord shall otherwise consent in writing, which consent may be granted, withheld, or granted subject to conditions, all within Landlord’s sole discretion, Tenant may not assign or sublet the Premises or any portion thereof, nor may any assignee or sublessee of Tenant further assign or sublease the Premises or any portion thereof. Any assignment or subletting shall not release Tenant of its obligations under the Lease.

(b) Notwithstanding the provisions of subsection (a) above, if Tenant requests Landlord’s consent to an assignment of the Lease or subletting of all or a part of the Premises, Tenant shall submit to Landlord, in writing, the name of the proposed assignee or subtenant and the nature and character of the business of the proposed assignee or subtenant. Landlord’s consent to an assignment or subletting shall not be required if the assignee or subtenant is (a) an “affiliate” (as defined below) of the Tenant, or (b) an entity which acquires all or substantially all the assets or outstanding stock of the Tenant through a merger or acquisition, and the assignee or subtenant agrees to be bound by the terms of the Lease. For purposes hereof, the term “affiliate” means any person or entity which now owns at least 51% voting control of the Tenant and any entity in which Tenant or Tenant’s current owners own at least 51% voting control. Additionally, a transfer of ownership interests in Tenant by reason of the death or divorce of an owner of Tenant shall not be deemed an assignment or subletting for purposes of the Lease. In situations where Landlord’s consent is required, if Landlord has the option under the Lease to cancel the Lease (or the applicable portion thereof as to a partial subletting) and Landlord intends to elect to cancel the Lease, Landlord must give written notice of such election to Tenant, and Tenant shall have five (5) days after receipt of such notice in which to withdraw its request, thus precluding Landlord’s right to cancel the Lease.

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(c) Unless Landlord shall otherwise consent in writing, any sublease shall contain a provision requiring the subtenant to attorn to Landlord in the event of termination of this Lease, so that, in the event of any such termination, Landlord shall have the option (but not the obligation) to deem the sublease a direct lease between Landlord and the subtenant. Any sublease shall also contain an appropriate provision requiring, if Landlord so elects, any sub-subtenant of a subtenant to similarly attorn to Landlord in the event such sublease terminates.

(d) If Tenant subleases the Premises for a rental that is greater than the total sum of rent and all other amounts due Landlord and paid by Tenant, at Landlord’s option Landlord may either terminate this Lease, or require Tenant to pay Landlord the difference between Tenant’s payments and the subtenant’s rent. Such payment shall be made monthly, along with Tenant’s monthly payment of rent.

(e) With written notice to Tenant, Landlord may assign this Lease, and all of Landlord’s rights and obligations hereunder, to a purchaser of the Premises, so long as such purchaser assumes and agrees to be bound by all terms and provisions of this Lease.

10. Maintenance Obligations of Landlord.

Landlord shall keep or have kept in good repair and order the structural elements, foundation and exterior of the Premises, including exterior walls and roof (and roof membrane), and the parking area, exterior lighting, walkways and landscaping contiguous to the Premises. Landlord shall maintain and repair the electrical wiring systems within the Premises (other than those installed by Tenant), and the plumbing and mechanical systems serving the Premises and located outside of the interior surfaces of the Premises. Landlord also shall maintain and repair the air conditioning system and ductwork. Notwithstanding the provisions of this Section 10, if Landlord defaults in the observance or performance of any term or covenant required to be performed by it, Tenant after not less than thirty (30) days notice to Landlord may, but shall not be obligated to, remedy such default and in connection therewith may pay or incur reasonable expenses. Notwithstanding the foregoing, Tenant shall not have such right in the event Landlord takes action to cure the default within such thirty (30) day period but is unable, by reason of the nature of the work involved, to cure the same within such period, provided Landlord continues such work diligently and without unnecessary delays. Additionally, Tenant shall have the right to remedy any default of an emergency nature in the event Landlord fails to commence curing any default creating an emergency situation promptly upon being given notice which is reasonable under the circumstances, and Tenant shall have the right to remedy such a default without notice (if the giving of notice is not reasonably practicable) in the event of an emergency. All sums expended or obligations incurred by Tenant in connection with the foregoing shall be paid by Landlord to Tenant upon demand, and if Landlord fails to reimburse Tenant, Tenant may, in addition to any other right or remedy that Tenant may have, deduct such amount from subsequent installments of rent hereunder which from time to time thereafter become due to Landlord.

Any provision in this Lease to the contrary notwithstanding, if Landlord fails to perform its obligations under this Lease and such failure (a) interferes substantially with the normal use of the Premises or appurtenant parking areas by Tenant as allowed herein, and (b) continues for more than five (5) consecutive business days, then the rental shall be proportionately abated until such interference is eliminated or the Premises are otherwise rendered tenantable again.

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11. Maintenance Obligations of Tenant.

Throughout the Term, Tenant, its employees, agents, guests, and invitees shall use reasonable care in the use and occupancy of the Premises and shall refrain from damaging the Premises and Tenant will not suffer or permit any waste of the Premises. If the construction of the Tenant Improvements or the acts or operations of Tenant, its employees, agents, guests, or invitees causes or results in damage to the Premises that is not routine or incidental damage, or results in obstruction of sanitary sewer lines or breakage of or damage to plate glass windows, Tenant shall immediately notify Landlord. Tenant shall be liable for all costs and expenses of repairing such damage. Landlord shall have the right to repair such damage and Tenant shall reimburse Landlord, on or within thirty (30) days after written demand and presentation of invoices, for all costs and expenses incurred in connection with the repair of such damage.

12. Condition of Premises at Lease Termination.

Except for additions, alterations, renovations, or improvements specifically allowed to remain in the Premises by Landlord, at the expiration of this Term, Tenant shall quietly and peaceably deliver the Premises to Landlord in the same repair and condition in which they were received, ordinary wear and tear excepted. Without limiting the generality of the foregoing provision, at the expiration of the Term, Tenant shall remove any and all electrical wiring, conduits and plumbing installed by or at the direction of Tenant within the Premises. Tenant may leave in place carpeting, tile and other standard floor, wall and ceiling coverings. All trade fixtures and equipment of Tenant may be removed at the expiration of the Term, and all damage to the Premises or Building caused by such removal shall be repaired, all at Tenant’s expense.

13. Holding Over.

If Tenant retains possession of the Premises or any part thereof after the termination of the Term, such tenancy shall be a tenancy at sufferance and Tenant shall pay Landlord Rent at double the rate payable for the year immediately preceding said holdover, computed on a per month basis, for the time that Tenant remains in possession. Acceptance of Rent by Landlord shall not be a waiver of its right of re-entry or any other right hereunder or at law.

14. Abandonment.

If Tenant abandons the Premises, any personal property left on the Premises shall be deemed to be abandoned, at Landlord’s option, and Landlord may enter the Premises and may handle, remove, and store such personal property at the risk, cost and expense of Tenant. Tenant shall pay to Landlord, upon demand, any and all reasonable expenses incurred in such removal or in storage of such property, including court costs and reasonable attorneys’ fees. Landlord may, at its option, without notice, sell said property or any part of it at private sale and without legal process, for such price as Landlord may obtain. Landlord shall first apply the proceeds of the sale to the expenses of removal, storage, handling, and sale of such personal property; shall apply any balance to any amounts due under this Lease from Tenant to Landlord; and shall hold any additional balance, without interest, for Tenant.

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15. Right of Peaceable Possession.

Subject to rights given Landlord herein, upon the performance by Tenant of all of its obligations hereunder, Tenant may quietly have, hold, occupy, and use the Premises without interruption by Landlord.

16. Subordination and Attornment.

(a) Upon request of Landlord, or any mortgagee or beneficiary of Landlord, Tenant will in writing subordinate its rights hereunder to the interest of any ground lessor of the land upon which the Premises are situated and to the lien of any mortgage or deed of trust, now or hereafter in force against the land and Building of which the Premises are a part (including any refinancings or replacements thereof), or upon any building hereafter placed upon the land upon which the Building is located, and to all advances hereafter made upon the security thereof; provided, however, that Tenant’s obligations under the Lease are conditioned upon the Landlord delivering to the Tenant a non-disturbance agreement from every ground lessor, mortgagee or trustee of the Premises.. Landlord hereby subordinates all statutory and contractual landlord’s liens (and, provided Tenant is not in default at the time, agrees to sign documents so indicating, upon Tenant’s request) to any liens or security interests covering Tenant’s inventory, or financed fixtures, furniture or equipment of Tenant in favor of bona-fide third-party lenders providing financing to Tenant (including purchase-money financing). Additionally, Tenant shall be permitted to remove contents from the Premises without Landlord’s consent (free and clear of any landlord’s liens) whenever Tenant has not previously received from Landlord a written notice of default which remains uncured.

(b) In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, or in the event of a sale or conveyance of the Building by Landlord, Tenant shall attorn to the purchaser upon any such foreclosure or sale or conveyance and recognize such purchaser as the landlord under this Lease, and Landlord shall be released from all obligations and liabilities hereunder as of the time of transfer of title to the Building.

17. Estoppel Statement.

From time to time, upon not less than ten (10) days prior request by Landlord, Tenant will deliver to Landlord a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the Lease as modified is in full force and effect and stating the modifications); (b) the dates to which the Rent and other charges have been paid; and (c) that Landlord is not in default under any provisions of this Lease, or, if in default, the nature thereof in detail; (d) whether Tenant delivered to Landlord a security deposit, and the amount of any such deposit being held by Landlord.

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18. Insurance.

Tenant shall procure and carry insurance in commercially reasonably amounts given the use of the Premises in a company satisfactory to Landlord. Upon request, Landlord shall be named as an additional insured under such policies and shall be required to receive notice of cancellation or reduction in the policy limits thirty (30) days before such changes are effective. The purpose of such insurance is to protect against any injuries or damages sustained by persons while upon the Premises and for which Landlord or Tenant may be liable. Landlord shall carry insurance on the Premises in such amounts and written on such companies as Landlord may deem necessary and appropriate. Each of Landlord and Tenant, and all those claiming by, through and under Landlord and Tenant (a “Waiving Party”), hereby waive and release any and all rights to recover against the other party, or against the officers, directors, shareholders, partners, joint venturers, employees, agents, customers, invitees or business visitors of the other party, for any loss or damage to the Waiving Party, including, without limitation, any loss or damage caused by the other party’s negligence or tortuous acts or omissions, that arises from any cause covered by any property insurance required to be carried by the Waiving Party pursuant to this Lease, any other insurance actually carried by the Waiving Party, or any self-insurance plan maintained by the Waiving Party. The effect of such release is not limited to the amount of insurance actually carried or required to be carried, to the actual proceeds received after a loss or to any deductibles applicable thereto. Either party’s failure to carry the required insurance shall not invalidate this waiver. Each policy of insurance required to be maintained hereunder shall contain (by endorsement if necessary) a waiver of subrogation by the insurer against Landlord or Tenant, as the case may be. All references in the Lease to Tenant’s obligations with respect to repairing or rebuilding the Premises if the repair or casualty is the result of the Tenant’s negligence, if any, are hereby made subject to the provisions of this Section 18.

19. Assumption of Risk by Tenant.

Tenant assumes all risks of theft as well as any and all damage to Tenant’s equipment, furnishings, supplies and other property that may occur by reason of (a) water, (b) the bursting or leaking of any pipes or waste water, (c) any act of negligence of Tenant’s employees or agents or any other person, (d) fire, hurricane, or other force majeure event, all excepting any damage resulting from a breach by Landlord of its obligations hereunder. Tenant shall carry insurance on all equipment, furnishings, supplies of Tenant kept on or about the Premises, and Landlord shall in no event be responsible or liable for damage, theft, or destruction of such equipment, furnishings, or supplies from any cause whatsoever other than intentional actions of Landlord or its agents.

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20. Indemnification and Hold Harmless.

(a) Tenant will defend, indemnify and save harmless Indemnitee from and against any and all liability, claims, demands, damages, expenses, fees, fines, penalties, suits, proceedings, actions and costs of actions of any kind and nature brought by third parties, including reasonable attorney’s fees, for injury (including death) to persons or damage to property or property rights occurring in, on or about the Premises, or any part thereof (including without limiting the generality of the foregoing, stairways, passageways or hallways, driveways, ramps and parking areas), whether or not such injury or damage shall be caused or result in whole or in part by any act, negligence, or fault of omission of any duty by Tenant, its agents, servants, employees, or licensees or invitees, or by any person under the control or direction of Tenant; provided, however, Tenant shall not be required to so indemnify, defend and hold harmless Landlord for such damages to the extent that they were caused or brought about by the intentional action or willful misconduct of Landlord.

(b) Tenant will further defend, indemnify and save harmless Landlord for all liability, claims and other items above mentioned, arising or growing out of or connected with any breach, violation, nonperformance, or failure to abide by any covenant, condition, agreement or provision contained in this Lease on the part of Tenant to be kept, performed, complied with or abided by.

(c) Landlord hereby releases Tenant from, and agrees to defend, indemnify and hold Tenant harmless from and against, any and all losses, damages, claims or expenses, including reasonable attorneys’ fees, arising from the conduct of Landlord’s business or from any activity, work or things done, permitted or suffered by Landlord, its agents, employees, contractors or invitees, or from any negligence of Landlord, its agents, contractors, employees, or invitees, except to the extent Tenant’s negligence or willful misconduct contributed thereto.

21. Casualty.

If the Premises, or any part thereof, shall at any time be destroyed or so damaged by fire, casualty or other elements as to be unfit for occupancy or use by Tenant, then, and in that event, Landlord shall have the option: (1) to terminate this Lease, which termination shall be effective as of the date specified in written notice from Landlord to Tenant, or (2) to repair and rebuild the Premises, abating a fair and just proportion of Rent according to the damage sustained until the Premises are restored and made fit for occupancy and use. If Landlord elects to repair and rebuild, the same shall be done and completed within a reasonable time; provided, however, if the repairs are not substantially completed within one hundred twenty (120) days from the date of the occurrence of the damage, Tenant shall have the right to terminate this Lease, which termination shall become effective ten (10) days after Tenant gives Landlord written notice of Tenant’s intent to terminate.

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22. Eminent Domain.

If the Premises shall be wholly or partially taken by the power of eminent domain, the compensation awarded or agreed to be paid by the condemning authority shall be paid to Landlord, without any right of Tenant to any portion thereof, except that Tenant may pursue any claim against the condemning authority that Tenant may have for statutory business damages, loss of the Tenant’s trade fixtures and improvements to the Premises, and relocation assistance or moving expenses. If the taking of the Premises that is so great that the remaining Premises will be insufficient for the Tenant to carry on its business, Tenant shall have the right to terminate the Lease as of the time the court enters an order of taking or as of the time of delivery of a deed of conveyance by Landlord, as the case may be. If there occurs a partial taking of the Premises that does not permit Tenant to terminate this Lease, Tenant shall be entitled to a reduction in Rent based on the amount of the Premises remaining and other pertinent circumstances bearing upon the equity of the situation. In the event Landlord and Tenant are unable to agree on the amount of reduction of Rent, the issue shall be presented for arbitration before, and pursuant to the rules and regulations of, the American Arbitration Association, and the decision of the arbitrator shall be final and binding on Landlord and Tenant.

23. Liens.

Tenant shall not permit to be created or allow to remain undischarged any lien, encumbrance or charge arising out of any work or claim of any contractor, mechanic, or laborer, or out of any material supplied or claimed to be supplied by any materialman that might be or become a lien or encumbrance or charge upon the Premises or the income therefrom. Tenant shall not otherwise permit or allow the estate, right or interest of Landlord in the Premises to be impaired. Tenant shall notify any contractor making improvements to the Premises in writing that Tenant’s interest in the Premises is as lessee only and that Landlord’s interest in the Premises shall not be subject to any liens for materials or improvements. If Landlord shall so request, Tenant shall execute a memorandum of this Lease, and Landlord may, at its sole option, record such memorandum among the public records. If any lien or notice of lien on account of an alleged debt of Tenant or any notice that a party has been engaged by Tenant or Tenant’s contractor to work in the Premises shall be filed against the Premises, Tenant shall, within ten (10) days after notice of the filing thereof, cause the same to be discharged of record by payment, deposit or bond in an amount equal to two times the amount of such claims, or by order of a court of competent jurisdiction. If Tenant fails to cause such lien or notice of lien to be discharged within the period provided, then Landlord, in addition to any other rights or remedies available to it, may at its sole option discharge the same in any manner selected by Landlord, in which event Landlord shall be entitled, if Landlord so elects, to defend any action for foreclosure of such lien or to compel the prosecution of an action to foreclose such lien and may pay the amount of the judgment in favor of the lienor together with interest and costs. Any amount so paid by Landlord, and all costs and expenses, including reasonable attorney’s fees, incurred by Landlord in connection with such proceedings, together with interest thereon at the highest rate allowed by Florida law, from the respective dates of Landlord’s making of the payment or incurring of the costs and expense, shall be paid by Tenant to Landlord on demand. If Tenant contests such claim, Tenant shall indemnify, defend, and hold harmless Landlord, and, if demanded, immediately deposit with Landlord cash or surety bond in form and with a company satisfactory to Landlord, in an amount equal to two times the amount of such contested claim. Pursuant to Florida Statutes Section 713.10, Landlord shall not be liable for the payment of any lien asserted against the Premises from any obligations of Tenant to materialmen, laborers, contractors, or any other person furnishing labor, services, or materials to the Premises. Any person undertaking improvements to the Premises on behalf of Tenant shall look solely to Tenant for payment and shall have no claim against Landlord or the Premises for payment of any sums.

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24. Environmental Provisions.

(a) For purposes of this Paragraph, the following capitalized terms shall have meanings as follows:

(i) “Hazardous Substances” shall mean any hazardous or toxic substances, materials, wastes, pollutants or contaminants as defined, listed or regulated, now or in the future, by any federal, state or local law, rule, regulation or order or by common law decision, including, without limitation, trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents; petroleum products or by-products, asbestos and polychlorinated biphenyls.

(ii) “Applicable Laws” shall include, but shall not be limited to, Comprehensive Environmental Response Compensation and Liability Act; the Resource Conservation and Recovery Act; the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq.; and the Clean Air Act, 42 U.S.C. 7401 et seq.; all as may be amended from time to time, together with the rules and regulations promulgated thereunder, and together with any other federal, state or local laws, rules or regulations, whether currently in existence or hereafter enacted or promulgated, that govern or relate to: (i) the protection of the environment from spilled, deposited or otherwise emplaced contamination or the existence, cleanup or remedy of such contamination; (ii) Hazardous Substances or the storage, use, generation, discharge, treatment, removal, recovery, transportation or disposal of Hazardous Substances.

(b) Tenant shall not cause or permit the presence, use, generation, release, discharge, storage, transportation or disposal of any Hazardous Substances on, under, in, about, to or from the Premises except for those Hazardous Substances necessary to carry on Tenant’s use as herein permitted, if used and disposed of strictly in accordance with Applicable Laws, guidelines issued by any national or regional board of insurance underwriters, and prudent standards of practice.

(c) Tenant shall promptly respond to and clean up any release or threatened release of any Hazardous Substance into the drainage systems, soil, surface water, groundwater, or air, safely and in strict accordance with Applicable Laws, and as authorized or required by federal, state, or local agencies having authority to regulate Hazardous Substances.

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(d) For any month during which any Hazardous Substances have been used, generated, treated, stored, transported on, in or about the Premises, Tenant shall provide Landlord with the following written information on or within ten (10) days after the end of such month: (i) a list of the Hazardous Substances that were present on the Premises; (ii) a description of all releases of Hazardous Substances that occurred or were discovered on the Premises; (iii) a list of all compliance activities related to such Hazardous Substances, including any contracts with governmental agencies or private parties concerning Hazardous Substances; (iv) all manifests, business plans, consent agreements and other documents relating to Hazardous Substances executed or negotiated during the month; and (v) copies of all documents related to the activities described in this paragraph and written reports of all oral contacts relating thereto.

(e) Landlord and its agents and employees may enter upon the Premises, without notice, at all reasonable times to inspect the Premises and all activities thereon. Such right of entry and inspection shall not constitute managerial or operational control by Landlord over Tenant’s activities or operations.

(f) Tenant shall promptly and completely assess and clean up any release of Hazardous Substances caused by Tenant, its officers, employees, agents, contractors, invitees or third parties that may occur on the Premises during the Term or during Tenant’s occupancy and shall surrender the Premises free of contamination or other damage caused by such occurrences.

(g) Tenant shall indemnify, defend (with counsel approved by Landlord) and save harmless Landlord, and its officers, directors, shareholders and agents (collectively, Landlord’s “Related Parties”), from and against any claims (including, without limitation, third party claims from personal injury or real or personal property damage), actions, administrative proceedings, judgments, damages, penalties, fines, costs, taxes, assessments, liabilities, settlement amounts, interest or losses, including reasonable attorneys’ fees and expenses, consultant fees, expert fees, and all other costs and expenses of any kind or nature (collectively, the “Costs”) that arise directly or indirectly in connection with (a) the presence or release of any Hazardous Substance in or into the air, soil, groundwater, surface water or improvements at, on, about, under or within the Premises, or elsewhere in connection with the transportation of Hazardous Substances to or from the Premises, (b) Tenant’s failure to perform its covenants in this Paragraph, or (c) the falsity of any representation or warranty made by Tenant in this Paragraph.

(h) Landlord hereby represents and warrants to the Tenant that Landlord has no actual knowledge of any Hazardous Substances located in, on or under the Premises. Landlord hereby agrees to indemnify and hold Tenant harmless from and against any and all losses, damages, claims or expenses, including reasonable attorneys’ fees, arising from (i) the in accuracy of Landlord’s foregoing representation and warranty, and (ii) any Hazardous Substances first introduced to the Premises by Landlord, its agents, employees, contractors or invitees.

(i) The obligations of Landlord and Tenant under this Paragraph shall survive the termination of the Lease for any reason.

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25. Events of Default.

The occurrence of any one or more of the following incidents or events shall constitute an event of default under this Lease, each of which events may be referred to herein as an “Event of Default”:

(a) If Tenant shall fail to pay any Rent or other sum required to be paid by Tenant hereunder on or before five (5) days after Tenant has received from Landlord notice of Tenant’s non-payment, provided, however, that Landlord shall only be obligated to send one (1) such notice during any twelve (12) month period. If Tenant fails to make any such payment during a twelve (12) month period during which Landlord has previously issued such a notice, then Tenant shall not be in default unless and until such payment is past due for more than five (5) days;

(b) If Tenant shall fail to fully, promptly and completely observe or perform any provision of this Lease (other than those requiring the payment of Rent) and such failure continues for thirty (30) days after notice to Tenant of such failure, provided, however, that such thirty (30) day period shall automatically be extended if (i) the breach is of a nature that it cannot reasonably be cured within the thirty (30) day period, and (ii) Tenant diligently and continuously works to cure the breach;

(c) If any representation or warranty of Tenant set forth in any notice, certificate, demand or request delivered pursuant hereto shall prove to be incorrect in any material and adverse respect as of the time when the same shall have been made and, in each case, the facts shall not be conformed to the representation or warranty within 30 days after notice to Tenant of such inaccuracy;

(d) To the extent allowed by present or future law, if Tenant shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any federal or state bankruptcy law or any similar federal or state law, or shall be adjudicated a bankrupt or become insolvent or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due, or if a petition or answer proposing the adjudication of Tenant as bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and Tenant shall consent to or acquiesce in the filing thereof or such petition or answer shall not be discharged or denied within 90 days after the filing thereof;

(e) If a receiver, trustee or liquidator of Tenant or of all or substantially all of the assets of Tenant or of the Premises or Tenant’s estate therein shall be appointed in any proceeding brought by Tenant, as the case may be, or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against Tenant and shall not be discharged within ninety (90) days after such appointment, or if Tenant shall consent to or acquiesce in such appointment;

(f) If Tenant shall make an assignment or conveyance with intent to defraud creditors;

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(g) If the Premises, or any part thereof, shall have been left unoccupied and unattended for a period of thirty (30) days; or

(h) If Tenant shall be repeatedly delinquent in the payment of Rent or any other amounts due, such repeated delinquency being evidenced by three (3) or more payments received at Landlord’s address more than ten (10) days after the due date thereof.

26. Landlord’s Remedies.

(a) If an Event of Default shall occur, Landlord may, at its option and in its sole discretion, and in addition to any other remedy or right given to Landlord from time to time hereunder or by virtue of any law, and without any further demand or notice, proceed according to one or more of the following courses of action:

(i) Terminate this Lease, effective as of the date specified in a notice from Landlord, and retake possession of the Premises, in which event Tenant shall immediately surrender the Premises to the Landlord. If Tenant fails to surrender the Premises, Landlord may, without further notice and without prejudice to any other remedy Landlord may have for possession or arrearages in Rent, enter upon the Premises and expel or remove Tenant and its effects without being liable for damages therefor and without said entry affecting Landlord’s other rights and remedies under this Lease.

(ii) Intentionally omitted.

(iii) Enter the Premises as the agent of Tenant without being liable to prosecution or any claim for damages therefor, and relet the Premises as the agent of Tenant, and receive the Rent therefor, and Tenant shall pay to Landlord, on demand, at the office of Landlord, any deficiency that may arise in the event of such reletting In no event shall such re-entry or resumption of possession or re-letting of the Premises be deemed an acceptance or surrender of the balance of the Term of this Lease or a waiver of any of the rights or remedies of the Landlord hereunder unless specifically waived in writing by the Landlord.

(iv) As the agent of Tenant, do whatever Tenant is obligated to do and has failed to do, without being liable to prosecution or any claims for damage therefor. Tenant shall reimburse Landlord immediately upon demand for any expense that Landlord may incur in effecting compliance with this Lease on behalf of Tenant, and Tenant further agrees that Landlord shall not be liable for any damage to person or property resulting from such action.

(b) The remedies set forth in subparagraph (a) shall be cumulative. Pursuit by Landlord of any of the foregoing courses of action shall not constitute an election of remedies nor shall it preclude the pursuit of any other courses of action herein provided or any other remedies provided by law or equity. No termination of this Lease by lapse of time or otherwise shall affect Landlord’s right to collect Rent for a period prior to the termination thereof.

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(c) No act or thing done by Landlord or its employees and agents during the Term shall be deemed an acceptance of a surrender of the Premises, nor a constructive eviction, and no agreement to accept a surrender of the Premises shall be valid unless the same shall be in writing and signed by Landlord. Should it be necessary or proper for Landlord to bring any court action under this Lease, or to enforce any of Landlord’s rights through an attorney regarding any breach of this Lease, Tenant shall in each and every such case pay Landlord’s reasonable attorneys’ fees and costs.

(d) Upon termination of this Lease, or re-entry and re-letting of the Premises, Landlord shall have the right to enter the Premises or any part thereof, without further demand or notice, in the name of the Landlord or otherwise, without being liable in any manner whatsoever in trespass, for damages or otherwise. Upon such re-entry, Tenant shall defend, indemnify and hold Landlord harmless from and against any and all loss, costs, damages, suits and claims, whether in law or in equity, that may be suffered by Landlord, including loss of Rent during the remainder of the Term, by reason of such termination or re-entry. Tenant shall pay promptly, upon demand, all damages, costs, fees, expenses, charges and reasonable attorney’s fees and costs incurred by Landlord as a result of such termination or re-entry, as well as all costs incurred by Landlord in the nature of repairs required to place the Premises in a rentable condition, and all other costs incurred by the Landlord in order to perform the obligations and covenants of the Tenant hereunder.

(e) Intentionally omitted.

27. Rights Reserved by Landlord.

The Landlord reserves the following rights:

(a) During the last one hundred twenty (120) days of the Term of this Lease, if during or prior to that time Tenant vacates the Premises, Landlord may enter and prepare the Premises for reoccupancy so long as such preparation does not materially interfere with Tenant’s use of the Premises.

(b) Landlord may have access to the Premises and may enter the Premises at all reasonable hours, with twenty-four (24) hours’ notice to Tenant except in the event of emergency, to inspect or make repairs, alterations, additions or improvements to the Premises, or for any other purpose not inconsistent with the terms and spirit of this Lease.

(c) Landlord may show the Premises to prospective tenants, brokers or purchasers during the Term of this Lease at all reasonable times provided prior oral notice is given to Tenant in each such case and Tenant’s use and occupancy of the Premises shall not materially be inconvenienced.

(d) Landlord may enter upon the Premises and may exercise any or all of the foregoing rights hereby reserved without being deemed guilty of an eviction or disturbance of Tenant’s use or possession and without being liable in any manner to Tenant.

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28. Waivers.

(a) LANDLORD AND TENANT SHALL AND HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT REGARDING THE PREMISES, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, AND ANY EMERGENCY STATUTORY OR ANY OTHER STATUTORY REMEDY.

(b) Intentionally omitted.

(c) Intentionally omitted.

(d) The failure of Landlord in one or more instances to insist upon strict performance or observation of one or more of the covenants or conditions hereof or to exercise any remedy, right, privilege or option herein conferred upon or reserved to Landlord, shall not operate or be construed as a relinquishment or waiver for the future of such covenants or conditions or of the right to enforce the same or to exercise such privilege, right, option or remedy, but the same shall continue in full force and effect. The receipt by Landlord of all or any portion of Rent or any other payment required to be made by Tenant shall not be a waiver of any other payment then or thereafter due, nor shall such receipt, though with knowledge of the breach of any covenant or condition hereof, operate as or be deemed to be a waiver of such breach. No waiver by Landlord of any of the provisions hereof or any of Landlord’s rights, remedies, privileges or options hereunder shall be deemed to have been made unless made by Landlord in writing. Tenant covenants that no surrender or abandonment of the Premises or of the remainder of the Term herein shall be valid unless accepted by Landlord in writing.

29. Radon Gas and Indoor Air Quality Disclosure.

(a) Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed Federal and State guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

(b) Landlord makes no warranties or representations regarding: (i) air quality within the Premises; (ii) the condition, effectiveness or effects on or from the heating, air conditioning or ventilation systems serving the Premises; or (iii) whether or not the Premises are free from or contaminated or affected by mold, mildew, spores, allergens, irritants, fungus, bacteria, or other organisms or micoorganisms, or by conditions relating to excess moisture or humidity. Tenant shall make its own inspections regarding the matters described in this Paragraph and shall indemnify, defend and hold harmless Landlord from and against any and all third party claims, demands, actions or suits brought by Tenant, its officers, employees, agents, invitees or licensees for any respiratory ailments, allergic or other reactions, illnesses, diseases, or other damage or injury caused or allegedly caused by any matters or conditions described in this Paragraph excluding those resulting from a breach of Landlord’s obligations hereunder.

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30. Time of Essence.

Time shall be of the essence as to all periods and times referred to in this Lease and all provisions pertaining hereto. When a date upon which a specified event shall occur or be performed falls upon a weekend or official holiday, the time allowed for the event or performance to occur shall be extended to 5:00 p.m. of the next succeeding business day.

31. Tenant Not Agent.

Notwithstanding any provisions herein contained, Tenant shall not be considered the agent of Landlord.

32. Lease Interpretation.

In the event it is necessary to interpret the terms of this Lease in a court of law or equity, the laws of the State of Florida, statutory and case law, shall be applied. The headings used throughout this instrument are for convenience only and have no significance in the interpretation of the body of this instrument, and they shall be disregarded in construing the provisions of this instrument.

33. Use of Singular, Plural and Genders.

The terms “Landlord” and “Tenant” as herein contained shall include the singular and the plural, and the use of one gender shall include both genders whenever the context so requires or admits.

34. Successors and Assigns.

The provisions hereof shall be binding upon the heirs, executors, administrators, personal representatives, successors and assigns of the respective parties hereto.

35. Attorneys’ Fees.

In the event proceedings are instituted by either party hereto to collect sums due or claimed to be due hereunder, to enforce or construe any provision hereof, or to determine the nature or extent of any other rights or obligations of the parties hereto, whether such rights or obligations arise by virtue of the terms of this Lease or at law or equity, and whether or not this Lease is still in force and effect, the prevailing party in such proceedings shall have the right to collect from the other party all reasonable costs and expenses, including reasonable attorney’s fees, that may be sustained or incurred in such proceedings. All provisions of this Lease pertaining to attorneys’ fees shall be construed to include reasonable attorney’s fees for procedures at the appellate level. It is the intent of the parties that this provision shall survive the termination or other expiration of the Term of this Lease.

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36. Real Estate Broker.

Tenant and Landlord represent and warrant that neither they nor any of their representatives, employees, or agents have dealt with, consulted with, retained or agreed to pay or compensate in any manner any real estate broker in connection with this Lease.

37. Notices.

(a) All notices required or permitted by law or by this Lease to be given to either Landlord or Tenant shall be in writing and may be given by either personal delivery or by registered or certified U.S. mail sent return receipt requested, or by a recognized overnight courier service. Notices shall be sent to the parties at the addresses set forth below or at such other addresses as the parties shall designate to each other from time to time in writing:

AS TO THE TENANT:	Micro Engineering, Inc. c/o Solitron Devices, Inc. 901 Sansburys Way West Palm Beach, FL 33411 Attn: Tim Eriksen E-mail: TEriksen@solitrondevices.com

Copy to (which shall
not constitute notice):	Nason, Yeager, Gerson, Harris & Fumero, P.A. 3001 PGA Boulevard #305 Palm Beach Gardens, FL 33410 Attn: Gary Gerson Email: GGerson@nasonyeager.com

AS TO THE LANDLORD:	The Larry A. LaForest Revocable Trust of 1997 c/o Larry LaForest 607 Red Fox Farm Rd. Young Harris, GA Email: easyrider243@gmail.com

Copy to (which shall
not constitute notice):	Losey PLLC 1420 Edgewater Dr Orlando, Florida 32804 Attn: Adam Losey, Esq. Email: alosey@losey.law

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(b) All notices transmitted by registered or certified mail shall be effective as of a date four (4) days after the date of the deposit of same in the U.S. Post Office, properly addressed, with the required postage affixed to the transmittal envelope. Notices sent by overnight courier service shall be deemed effective on the first business day after timely deposited with such service, with the fee paid in advance. Notices that are personally delivered shall be deemed effective on the date of delivery. Notices delivered via electronic mail shall be effective upon confirmation of delivery provided that a courtesy copy later follows under one of the preceding methods.

38. Rules.

Tenant shall comply with the following rules regarding the use of the Premises and shall require its employees, agents, licensees, invitees and guests to comply with such rules:

(a) No goods, equipment, inventory, scrap, waste, containers, or other materials may be stored, held, or accumulated outside the buildings located on the Premises.

(b) Tenant shall not place a load on any floor that exceeds the load per square foot that such floor was designed to carry or that is allowed by law. Safes or heavy equipment or articles may be moved in, about, or out of the Premises only if Landlord shall so consent, and only at such times or in such manner as Landlord shall direct and in all events at Tenant’s sole risk and responsibility.

(c) Tenant shall not permit the Premises to be occupied or used in a manner objectively offensive or objectionable to Landlord. Tenant shall not install any antennae, aerials or similar devices outside the Premises without Landlord’s prior consent.

(d) Tenant shall not waste electricity, water, or other utilities and shall cooperate with Landlord to assure effective operation of heating and air conditioning units.

(e) Tenant will refer all contractors and installation technicians rendering any service affecting the physical structure of the Premises to Landlord for Landlord’s supervision and approval before such persons perform any work in the Premises.

(f) Tenant shall give prompt notice to Landlord of any accident to or defect in plumbing, electrical fixtures, heating apparatus or other systems, or of any damage to the Premises.

39. Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Lease delivered by facsimile, e-mail, electronic signature platform (such as DocuSign), or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Lease.

Signature Page Follows

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease effective as of the Effective Date.

MICRO ENGINEERING, INC.

By:
Name:
Title:
Date:

THE LARRY A. LAFOREST REVOCABLE TRUST OF 1997

By:
Name:	Larry A. LaForest
Title:	Trustee
Date:

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EXHIBIT A

Legal Description

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